                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration File No. 333-41071
PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 9, 1997)

                                  $100,000,000

                           AAG HOLDING COMPANY, INC.

                          6 7/8% SENIOR NOTES DUE 2008
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                          AMERICAN ANNUITY GROUP, INC.

    The 6 7/8% Senior Notes due 2008 (the "Notes") are being offered by AAG Holding Company, Inc., an Ohio corporation ("AAG Holding" or the "Company"). AAG Holding is a wholly-owned subsidiary of American Annuity Group, Inc., a Delaware corporation ("AAG"). The Notes will be guaranteed to the extent set forth herein by AAG.

    Interest on the Notes will be payable semiannually on June 1 and December 1 of each year, commencing December 1, 1998. The Notes will be redeemable at any time at the option of the Company, in whole or in part, at a price equal to the sum of (i) the principal amount of Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount (as defined herein), if any. The Notes will not be subject to any sinking fund.

    The Notes will be senior unsecured obligations of the Company and will be pari passu with all other senior indebtedness of the Company and senior to all subordinated indebtedness of the Company. However, since the Notes will not be secured, they will be effectively subordinated to all secured indebtedness of the Company. After giving pro forma effect to this offering and the application of the proceeds therefrom as if they had occurred on March 31, 1998, total senior indebtedness of the Company (including the Notes) would have been approximately $157 million as of such date. At such date, the Company had no secured indebtedness. Additional indebtedness may be incurred by the Company or AAG from time to time, subject to certain restrictions. The Company is a holding company and, accordingly, the Notes will also be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including Great American Life Insurance Company ("GALIC"). The liabilities of GALIC and its subsidiaries, including annuity policyholders' funds accumulated, aggregated $6.8 billion at March 31, 1998 calculated in accordance with generally accepted accounting principles.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------------
                                                                             UNDERWRITING
                                                      PRICE TO THE          DISCOUNTS AND         PROCEEDS TO THE
                                                       PUBLIC(1)            COMMISSIONS(2)           COMPANY(3)
---------------------------------------------------------------------------------------------------------------------
Per Note........................................        99.693%                 0.65%                 99.043%
Total (3).......................................      $99,693,000              $650,000             $99,043,000
---------------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.

(2) The Company and AAG have each agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $150,000.

    The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Notes will be made only in book-entry form through the facilities of The Depositary Trust Company, on or about June 1, 1998 against payment in immediately available funds.

    DONALDSON, LUFKIN & JENRETTE                    BEAR, STEARNS & CO. INC.
                  SECURITIES CORPORATION

            The date of this Prospectus Supplement is May 27, 1998.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the detailed information and the financial statements appearing elsewhere or incorporated by reference in this Prospectus Supplement and in the accompanying Prospectus.

                          AMERICAN ANNUITY GROUP, INC.

     American Annuity Group, Inc. ("AAG") is a holding company which, through its subsidiaries, is engaged principally in the sale of tax-deferred annuities and life and health insurance. AAG's primary operating subsidiary is Great American Life Insurance Company ("GALIC"). GALIC sells annuities to employees of qualified not-for-profit organizations under Section 403(b) of the Internal Revenue Code. GALIC also sells annuities in the non-qualified market. AAG acquired GALIC in December 1992. At March 31, 1998, GALIC had statutory assets in excess of $5.9 billion, representing a 27% compounded annual growth in assets since 1976.

     GALIC has several life insurance subsidiaries including (i) American Memorial Life Insurance Company ("American Memorial"), which markets individual life insurance and annuity policies with the sponsorship of state associations of funeral directors as well as individual funeral directors across the country,
(ii) Annuity Investors Life Insurance Company ("AILIC"), which markets group and individual variable annuities, and (iii) Loyal American Life Insurance Company ("Loyal"), which specializes in supplemental life and health insurance sold through payroll deduction plans and credit unions.

     In December 1997, AAG acquired General Accident Life Assurance Company of Puerto Rico, Inc. General Accident sells in-home service life and supplemental health products through a network of agents employed by the company. It also provides ordinary life and cancer products through independent agents.

     In March 1998, AAG acquired Arkansas National Life Insurance Company, which specializes in pre-need funeral insurance. Its operations will become part of the American Memorial group of companies.

     American Financial Group, Inc. and its subsidiaries ("AFG") collectively own approximately 81% of AAG's outstanding Common Stock. AAG's principal executive offices are located at 250 East Fifth Street, Cincinnati, Ohio 45202, telephone number (513) 333-5300.

                           AAG HOLDING COMPANY, INC.

     AAG Holding Company, Inc. ("AAG Holding" or the "Company") is a wholly-owned subsidiary of AAG that owns all of the capital stock of GALIC. The Notes will be issued by AAG Holding and guaranteed by AAG. The Company's principal executive offices are located at 250 East Fifth Street, Cincinnati, Ohio 45202, telephone number (513) 333-5300.

     THE UNDERWRITERS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                  THE OFFERING

Issue.......................$100,000,000 principal amount of 6 7/8% Senior Notes due 2008 (the "Notes").

Maturity Date...............June 1, 2008


Interest Payment Dates......Interest on the Notes will be payable in cash semiannually on June 1 and December 1 of each year, commencing December 1, 1998.

Optional Redemption.........The Notes will be redeemable, in whole or in part, at the option of the Company at any time, at a redemption price equal to the sum of (i) the principal amount of Notes being redeemed plus interest thereon to the redemption date, and (ii) the Make-Whole Amount (as defined herein), if any. See "Description of Notes -- Optional Redemption."

Ranking.....................The Notes will be senior unsecured obligations of the Company and will be pari passu with all other senior indebtedness of the Company and senior to all subordinated indebtedness of the Company. However, since the Notes will not be secured, they will be effectively subordinated to all secured indebtedness of the Company. After giving pro forma effect to this offering and the application of the proceeds therefrom as if they had occurred on March 31, 1998, total senior indebtedness of the Company (including the Notes) would have been approximately $157 million as of such date. At such date, the Company had no secured indebtedness. Additional indebtedness may be incurred by the Company or AAG from time to time, subject to certain restrictions. The Company is a holding company and, accordingly, the Notes also will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including GALIC. The liabilities of GALIC and its subsidiaries, including annuity policyholders' funds accumulated, aggregated approximately $6.8 billion at March 31, 1998 calculated in accordance with generally accepted accounting principles.

Guaranty....................The Notes are guaranteed by AAG. See "Description of
                            Debt Securities -- Guarantee of Debt Securities" in the Prospectus.

Use of Proceeds.............The net proceeds from the sale of the Notes offered hereby will be used to pay off bank indebtedness of the Company. See "Use of Proceeds."

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following summary financial data are derived from AAG's consolidated financial statements. The summary financial data should be read in conjunction with the financial statements and notes thereto in AAG's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and AAG's Annual Report on Form 10-K for the year ended December 31, 1997, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                                          THREE MONTHS
                                                              ENDED
                                                            MARCH 31,                      YEAR ENDED DECEMBER 31,
                                                       -------------------   ----------------------------------------------------
                                                         1998       1997       1997       1996       1995       1994       1993
                                                         ----       ----       ----       ----       ----       ----       ----
                                                           (UNAUDITED)             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data:
Total Revenues.......................................  $  189.6   $  149.7   $  634.2   $  577.3   $  439.6   $  372.7   $  388.9
                                                       ========   ========   ========   ========   ========   ========   ========
Income from continuing operations(1).................  $   25.7   $   18.0   $   71.4   $   61.1   $   58.7   $   40.9   $   53.0
Loss from discontinued operations....................        --         --         --         --       (3.2)      (2.6)      (9.6)
Extraordinary items..................................      (0.8)        --       (1.5)      (6.0)      (0.2)      (1.7)      (3.4)
Change in accounting principle.......................        --         --         --         --         --       (0.5)        --
                                                       --------   --------   --------   --------   --------   --------   --------
Net income...........................................  $   24.9   $   18.0   $   69.9   $   55.1   $   55.3   $   36.1   $   40.0
                                                       ========   ========   ========   ========   ========   ========   ========
Basic earnings (loss) per common share:
  Continuing operations(1)...........................  $   0.60   $   0.39   $   1.63   $   1.39   $   1.45   $   1.05   $   1.41
  Discontinued operations............................        --         --         --         --      (0.08)     (0.07)     (0.27)
  Extraordinary items................................     (0.02)        --      (0.03)     (0.14)        --      (0.05)     (0.10)
  Change in accounting principle.....................        --         --         --         --         --      (0.01)        --
                                                       --------   --------   --------   --------   --------   --------   --------
  Net income.........................................  $   0.58   $   0.39   $   1.60   $   1.25   $   1.37   $   0.92   $   1.04
                                                       ========   ========   ========   ========   ========   ========   ========
Cash dividends per common share......................        --         --   $   0.10   $   0.08   $   0.07   $   0.06   $   0.05
Ratio of Earnings to Fixed Charges(2)................       5.7        4.6        4.8        5.4        6.0        3.8        3.8
Balance Sheet Data:
Total assets.........................................  $7,890.8   $7,164.9   $7,710.3   $7,024.1   $6,611.0   $5,089.9   $4,913.8
Notes payable........................................     161.6      121.8      135.8      114.9      167.7      183.3      225.9
Net unrealized gains (losses) included in
  stockholders' equity...............................     135.9       22.5      133.2       61.8       89.3      (29.0)      56.9
Total stockholders' equity...........................     609.7      416.4      583.9      486.5      429.3      204.4      250.3

---------------

(1) Reported amounts include realized gains and losses on sales of investments, equity in an affiliate's earnings (losses) and non-recurring relocation expenses. Management believes that reported results which include these items are not necessarily indicative of future results of operations. Results excluding these items were as follows:

                                                                 THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,                 YEAR ENDED DECEMBER 31,
                                                               ----------------   -------------------------------------------
                                                               1998       1997     1997      1996     1995     1994     1993
                                                               ----       ----     ----      ----     ----     ----     ----
                                                                 (UNAUDITED)        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income from continuing operations before realized investment gains (losses), equity in net earnings (loss) of affiliate
  and non-recurring relocation expenses.....................   $17.5      $16.6   $ 70.1    $61.7    $48.4    $42.8    $37.0
Realized investment gains (losses), after tax...............     6.6        0.2      3.4      0.8     10.2     (0.1)    23.1
Equity in net earnings (loss) of affiliate, after tax.......     1.6        1.2      0.5     (1.4)     0.1     (1.8)    (1.9)
Relocation charge, after tax................................      --         --     (2.6)      --       --       --     (5.2)
                                                               -----      -----   ------    -----    -----    -----    -----
Income from continuing operations...........................   $25.7      $18.0   $ 71.4    $61.1    $58.7    $40.9    $53.0
                                                               =====      =====   ======    =====    =====    =====    =====
Basic earnings (loss) per share:
  Continuing operations before realized investment gains
    (losses), equity in net earnings (loss) of affiliate and
    non-recurring relocation expenses.......................   $0.41      $0.36   $ 1.60    $1.40    $1.20    $1.10    $0.95
  Realized investment gains (losses), after tax.............    0.15         --     0.08     0.02     0.25       --     0.66
  Equity in net earnings (loss) of affiliate, after tax.....    0.04       0.03     0.01    (0.03)      --    (0.05)   (0.05)
  Relocation charge, after tax..............................      --         --    (0.06)      --       --       --    (0.15)
                                                               -----      -----   ------    -----    -----    -----    -----
  From continuing operations................................   $0.60      $0.39   $ 1.63    $1.39    $1.45    $1.05    $1.41
                                                               =====      =====   ======    =====    =====    =====    =====

---------------

(2) Fixed charges are computed on a "total enterprise" basis. For purposes of calculating the ratios, "earnings" have been computed by adding to pretax earnings from continuing operations the fixed charges and minority interest in earnings of subsidiaries having fixed charges and deducting (adding) the undistributed equity in earnings (losses) of affiliates. Fixed charges include interest (excluding annuity benefits), amortization of debt issue expense, preferred dividend requirements of AAG and its subsidiaries and a portion of rental expense deemed to represent the interest factor.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of AAG at March 31, 1998 (in millions) and gives pro forma effect to the sale of the Notes by the Company.

                                                                  MARCH 31, 1998
                                                              -----------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ---------
Notes payable...............................................    $161.6       $ 62.7(a)
6 7/8% Senior Notes due 2008................................        --        100.0
Mandatorily redeemable preferred securities of subsidiary
  trusts....................................................     225.0        225.0
Stockholders' equity:
  Common Stock, $1.00 par value.............................      43.1         43.1
  Capital surplus...........................................     366.3        366.3
  Accumulated deficit at December 31, 1992..................    (212.6)      (212.6)
  Retained earnings since January 1, 1993...................     277.0        277.0
  Unrealized gain on marketable securities, net of deferred
     income taxes and insurance adjustments.................     135.9        135.9
                                                                ------       ------
     Total stockholders' equity.............................     609.7        609.7
                                                                ------       ------
Total capitalization........................................    $996.3       $997.4
                                                                ======       ======

---------------

(a) Assumes that all of the net proceeds of the offering are used to reduce the outstanding amount on the Company's bank line of credit. See "Use of Proceeds."

                                USE OF PROCEEDS

     The net proceeds received by the Company from the sale of the Notes offered hereby are expected to be used to repay bank indebtedness of the Company under its revolving credit facility. Such indebtedness, which was incurred in January 1998, bears interest at variable rates based upon current Eurodollar rates. Such bank indebtedness currently bears interest at 6.13% per annum. The maturity date of such bank indebtedness is December 31, 2003. The bank indebtedness incurred in January 1998 was utilized to pay off bank indebtedness under the Company's prior secured revolving credit facility which was retired following such payment.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby (referred to in the Prospectus as "Senior Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Senior Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     The Notes are to be issued as a series of Senior Debt Securities under the Indenture, dated as of June 1, 1998 (the "Senior Indenture") among the Company, AAG and Star Bank, N.A., as Trustee (the "Trustee"), which is also described in the accompanying Prospectus.

     The following statements are summaries of certain terms of the Notes adopted pursuant to the provisions of, and incorporated into, the Senior Indenture. These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Notes which will be filed as exhibits to AAG's Current Report on Form 8-K dated May 28, 1998, which will be incorporated by reference in the accompanying Prospectus.

     The Notes will be general unsecured obligations of the Company and will rank pari passu with other senior unsecured indebtedness of the Company. The Notes are structurally subordinated to all indebtedness of the Company's subsidiaries.

     The Senior Indenture provides that AAG will fully and unconditionally guarantee the due and punctual payment of the principal and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. Since AAG is a holding company, the right of AAG and, hence, the right of creditors of AAG (including the holders of the Notes) to participate in any distribution of the assets of any subsidiaries of AAG, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors of its subsidiaries, except to the extent that the claims of AAG itself as a creditor of a subsidiary may be recognized.

PRINCIPAL, MATURITY, INTEREST AND DENOMINATION

     The Notes will be limited to $100 million aggregate principal amount and will mature on June 1, 2008. The Notes will bear interest per annum from or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1998, to the person in whose name a Note is registered at the close of business on May 15 or November 15, as the case may be, next preceding such Interest Payment Date. The Notes will be issued in book entry form in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date, and (ii) the Make-Whole Amount (as defined below), if any, with respect to such Notes.

     "Make-Whole Amount" means, in connection with any optional redemption of any Note, the excess, if any, of (i) the sum, as determined by a Quotation Agent (as defined herein) of the present values of the principal amount of such Notes, together with scheduled payments of interest from the redemption date to the Stated Maturity of the Notes, in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) over (ii) 100% of the principal amount of the Notes to be redeemed.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, calculated on the third Business Day preceding the redemption date, plus in each case 0.20% (20 basis points).

     "Comparable Treasury Issue" means the U.S. Treasury 5 5/8% Note due May 15, 2008. If such security shall cease to be outstanding then Comparable Treasury Issue shall mean the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the Stated Maturity Date of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "Quotation Agent" means the Reference Treasury Dealer selected by the Senior Debt Trustee after consultation with the Company. "Reference Treasury Dealer" means a primary U.S. Government securities dealer.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Senior Debt Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of such Quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any prepayment date, the average, as determined by the Senior Debt Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Indenture Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes will initially be issued in the form of one Global Note (the "Global Note") held in book-entry form. The Global Note will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company ("DTC" or the "Depository") and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Global Note Holder").

     DTC has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other similar entities (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

     Under the Senior Indenture, beneficial owners of Notes evidenced by the Global Note will not be considered the owners or holders thereof for any purpose, including with respect to the giving of any directions, instructions or approvals to the Senior Debt Trustee or receiving notices thereunder. Neither the Company nor the Senior Debt trustee will have any responsibility or liability for any aspect of the records of the Depository or any of its Participants or Participants or Indirect Participants relating to the Notes.

     A Global Note may not be transferred except as a whole by DTC to a nominee of DTC. A Global Note representing Notes is exchangeable only if (1) DTC notifies the Company that it is unwilling or unable to continue as a Depository for such Global Note or if at any time DTC ceases to be clearing agency registered under the Exchange Act, (2) the Company in its sole discretion determines that some or all such Global Notes shall be exchangeable, or (3) there shall have occurred and be continuing an Event of Default or an event which with the giving of notice or lapse of time or both would constitute an Event of Default with respect to the Notes represented by such Global Notes. Any Global Note that is exchangeable pursuant to the preceding sentence shall be exchangeable for certificates in definitive form representing Notes in authorized denominations and registered in such names as the Depository holding such Global Note shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of the Depository or its nominee.

     Payments in respect of the principal of and interest on any Note registered in the name of the Global Note Holder on the applicable record date will be payable by the Senior Debt Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Senior Indenture. Under the terms of the Senior Indenture, the Company and the Senior Debt Trustee may treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Senior Debt Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Notes (including principal or interest). DTC has informed the Company, however, that it is currently the policy of the Depository to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement dated May 27, 1998 (the "Underwriting Agreement"), to purchase from the Company the principal amount of Notes set forth opposite their respective names below:

                                                               PRINCIPAL
                        UNDERWRITER                              AMOUNT
                        -----------                           ------------
Donaldson, Lufkin & Jenrette Securities Corporation.........  $ 50,000,000
Bear, Stearns & Co. Inc.....................................    50,000,000
                                                              ------------
  Total.....................................................  $100,000,000
                                                              ============

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Notes are subject to certain conditions and that if any of the Notes are purchased by the Underwriters pursuant to the Underwriting Agreement all the Notes agreed to be purchased by the Underwriters must be so purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company has been advised by the Underwriters that they propose to offer the Notes offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers (who may include Underwriters) at such public offering price less a concession of 0.40% of the principal amount per Note. The Underwriters and such dealers may allow a discount to certain other dealers of 0.25% of the principal amount per Note. After the initial public offering of the Notes, the public offering price and such concessions may be changed by the Underwriters.

     The Notes are a new issue of securities and there is no public market for them. The Company does not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated quotation system. The Company has been advised by the Underwriters that they intend to make a market in the Notes; however, they are not obligated to do so, and market making with respect to the Notes may be discontinued at any time, for any reason, without notice. There can be no assurance that an active public market for the Notes will develop or, if a market does develop, at what prices the Notes will trade.

     AAG and the Company have each agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect thereof.

     Certain of the Underwriters have provided from time to time, and expect to provide in the future, financial advisory and investment banking services to AAG and its affiliates, for which such Underwriters have received and will receive customary fees and commissions. Certain matters will be passed upon for the Underwriters by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio. Taft, Stettinius & Hollister LLP, from time to time, provides specialized legal services to AFG and certain of its affiliated companies (not including AAG or the Company).

     The Underwriters may engage in stabilizing transactions and syndicate covering transactions. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

PROSPECTUS

                                  $150,000,000
                           AAG HOLDING COMPANY, INC.
                                DEBT SECURITIES
                   GUARANTEED BY AMERICAN ANNUITY GROUP, INC.
                               ------------------

     AAG Holding Company, Inc. ("AAG Holding" or the "Company") may from time to time offer, together or separately, in one or more series, unsecured debt securities which may be either senior or subordinated debt securities (together, the "Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness in amounts, at prices and on terms to be determined at the time of the offering of such Debt Securities. All such Debt Securities will be guaranteed by American Annuity Group, Inc. ("AAG"), which owns 100% of the outstanding Common Stock of AAG Holding.

     The Debt Securities may be offered as separate series or issuances at an aggregate initial public offering price not to exceed $150,000,000 or, if applicable, the equivalent thereof in one or more foreign currencies or in amounts determined by reference to an index as shall be designated by the Company. The amount of the various Debt Securities to be offered, as well as the prices and terms of issuance, will be determined in light of market conditions at the time of sale.

     Specific terms of the particular Debt Securities covered by this Prospectus will be set forth in a Prospectus Supplement which will describe, where applicable, the specific designation, aggregate principal amount, ranking as senior or subordinated debt securities, denominations, maturity, any interest rate and method of calculating payment of any interest, dates on which any premium or any interest is payable, any terms for redemption, any terms for sinking fund payments, any terms for conversion or exchange into other securities, any right of AAG Holding to defer payment of interest on the Debt Securities, and the maximum length of such deferral period, subordination terms, currency or currencies of denomination and payment (if other than U.S. dollars), the purchase price, any listing on a securities exchange and any other terms in connection with the offering and sale of the Debt Securities relating to the delivery of this Prospectus. The Debt Securities may be issued in registered or bearer form, or both. If so specified in the applicable Prospectus Supplement, Debt Securities may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     The Debt Securities may be sold by the Company directly, or to or through underwriters or through dealers or agents. See "Plan of Distribution." The names of any underwriters, dealers or agents involved in the sale of the Debt Securities relating to the delivery of this Prospectus and any applicable fee, commission or discount arrangements with them will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

 THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF DEBT SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                               ------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                The date of this Prospectus is December 9, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, AAG OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE DEBT SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

     AAG is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files periodic reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company and AAG have filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission under the Securities Act of 1933 (the "Securities Act") with respect to the Debt Securities. This Prospectus does not contain all the information, exhibits and undertakings contained in the Registration Statement, to which reference is hereby made. Statements contained in this Prospectus as to the terms of any contract or other document are not necessarily complete with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement. Reference is made to the exhibits for a more complete description of the matter involved. Such reports, proxy and information statements, the Registration Statement and other information filed with the Commission by AAG may be inspected at and obtained from the Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Suite 1400, 500 West Madison Avenue, Chicago, Illinois, and at 7 World Trade Center, 13th Floor, New York, New York. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at its Washington, D.C. address set forth above. Such material may also be accessed electronically by means of the Commission's home page on the World Wide Web located at http://www.sec.gov. In addition, material filed by AAG can be obtained and inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 (the "NYSE"), on which AAG's Common Stock is listed.

     No separate financial statements of AAG Holding have been included and none are incorporated by reference herein. AAG does not believe that such financial statements would be material to prospective purchasers of Debt Securities because (i) all of the Common Stock of AAG Holding is owned, directly or indirectly, by AAG, a reporting company under the Exchange Act, and (ii) the obligations of AAG Holding under the Debt Securities will be fully and unconditionally guaranteed by AAG. See "Description of Debt Securities -- Guarantee of Debt Securities."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates by reference certain documents relating to AAG which are not delivered herewith. These documents (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available, without charge, on oral or written request by any person to whom this Prospectus is delivered. Written or telephone requests should be directed to Mark F. Muething, Senior Vice President, General Counsel and Secretary, 250 East Fifth Street, Cincinnati, Ohio 45202, telephone
(513) 333-5515. The following documents, which have been filed by AAG (File No. 1-11632) with the Commission, are hereby incorporated by reference in this
Prospectus:

     (i) Annual Report on Form 10-K for the year ended December 31, 1996; and

     (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

     All documents subsequently filed by AAG pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               PROSPECTUS SUMMARY

     This summary is qualified by the more detailed information and financial statements appearing elsewhere, or incorporated by reference, in this Prospectus.

                          AMERICAN ANNUITY GROUP, INC.

     American Annuity Group, Inc. ("AAG") is a holding company which, through its subsidiaries, is engaged principally in the sale of tax-deferred annuities and life and health insurance. AAG's primary operating subsidiary is Great American Life Insurance Company ("GALIC"). GALIC sells annuities to employees of qualified not-for-profit organizations under Section 403(b) of the Internal Revenue Code. GALIC also sells annuities in the non-qualified market. AAG acquired GALIC in December 1992. At December 31, 1996, GALIC had statutory assets in excess of $5.69 billion, representing a 29% compounded annual growth in assets since 1976.

     GALIC has several life insurance subsidiaries including (i) American Memorial Life Insurance Company ("American Memorial"), which markets individual life insurance and annuity policies with the sponsorship of state associations of funeral directors as well as individual funeral directors across the country,
(ii) Annuity Investors Life Insurance Company ("AILIC"), which markets group and individual variable annuities, and (iii) Loyal American Life Insurance Company ("Loyal"), which specializes in life and health insurance sold through payroll deduction plans and credit unions.

     American Financial Group, Inc. and its subsidiaries ("AFG") collectively own approximately 81% of AAG's outstanding Common Stock.

                           AAG HOLDING COMPANY, INC.

     AAG Holding Company, Inc. ("AAG Holding" or the "Company") is a wholly-owned subsidiary of AAG that owns all of the stock of GALIC. All Debt Securities will be issued by AAG Holding and guaranteed by AAG.

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying Prospectus Supplement, the net proceeds received by the Company from the sale of any Debt Securities offered hereby are expected to be used for general corporate purposes, which may include investment in insurance businesses and the repayment of outstanding debt of the Company, AAG and their subsidiaries. Until the net proceeds are used for these purposes, the Company may deposit them in interest-bearing accounts or invest them in marketable securities. The specific allocations, if any, of the proceeds of any of the Debt Securities will be described in the Prospectus Supplement relating thereto.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges for AAG and its subsidiaries, including the Company. Fixed charges are computed on a "total enterprise" basis. For purposes of calculating the ratios, "earnings" have been computed by adding to pretax earnings from continuing operations the fixed charges and minority interest in earnings of subsidiaries having fixed charges and deducting (adding) the undistributed equity in earnings (losses) of investees. Fixed charges include interest (excluding annuity benefits), amortization of debt issue expense, preferred dividend requirements of AAG and its subsidiaries and a portion of rental expense deemed to represent the interest factor.

                                                   NINE MONTHS
                                                      ENDED
                                                  SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                                  --------------      ----------------------------
                                                  1997     1996       1996    1995    1994    1993
                                                  -----    -----      ----    ----    ----    ----
Historical ratio of earnings to fixed charges...   4.7      6.1       5.4     6.0     3.8     3.8

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to those Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities will be general unsecured obligations of the Company and will constitute either senior debt securities or subordinated debt securities. All Debt Securities will be fully and unconditionally guaranteed by AAG. See "Guarantee of Debt Securities." In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), the Senior Debt Securities will be issued under an Indenture (the "Senior Indenture") to be executed among the Company, American Annuity Group, Inc., as Guarantor and Star Bank, N.A., as trustee (the "Senior Debt Trustee"). In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), the Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be executed among the Company, American Annuity Group, Inc., as Guarantor and Star Bank, N.A., as trustee (the "Subordinated Debt Trustee"). The Senior Debt Trustee and the Subordinated Debt Trustee are sometimes referred to herein individually as the "Trustee" or collectively as the "Trustees." The Senior Indenture and the Subordinated Indenture are sometimes referred to herein individually as the "Indenture" or collectively as the "Indentures". The statements made under this caption relating to the Debt Securities and the Indentures are summaries only, do not purport to be complete, and are qualified in their entirety by reference to the form of Indenture filed with the Commission in connection with the issuance of any series of Debt Securities. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein, such terms are incorporated by reference from the Indentures as part of the statements made herein. Summaries of certain terms used herein will be included in the Prospectus Supplement relating to the issuance of any particular series of Debt Securities.

     Except as may be set forth in the terms of the Debt Securities and described in the Prospectus Supplement relating to such Debt Securities, the Indentures do not limit the amount of Debt Securities which can be issued thereunder and provide that additional Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company's Board of Directors. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered thereby: (i) the title of the Debt Securities; (ii) the aggregate principal amount and authorized denominations of the offering; (iii) the price at which the Debt Securities will be issued; (iv) the date or dates on which the Debt Securities will mature (or manner of determining the same); (v) the rate or rates per annum, if any, at which the Debt Securities will bear interest (or the manner of calculation thereof) and the date or dates from which such interest will accrue; (vi) certain covenants which will be applicable to the offered Debt Securities; (vii) the times at which any interest will be payable (or manner of determining the same) and the Regular Record Dates for

Interest Payment Dates; (viii) the place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable and each office or agency, as described below under "Denominations, Registration and Transfer," where the Debt Securities may be presented for transfer or exchange; (ix) any mandatory or optional sinking fund or analogous provisions;
(x) the date, if any, after which, and the price at which, such Debt Securities are payable pursuant to any optional or mandatory redemption provisions; (xi) the terms and conditions upon which the Debt Securities may be repayable prior to maturity at the option of the holder thereof and the price at which such Debt Securities are so repayable; (xii) any provisions regarding exchangeability or conversion of the Debt Securities; (xiii) information with respect to book-entry procedures, if any; (xiv) any provisions of the Indenture which will not be applicable to such offering of Debt Securities; (xv) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities; and (xvi) any other additional provisions or specific terms which may be applicable to such Debt Securities.

     Some of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any Discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

     Neither the Senior Indenture nor the Subordinated Indenture contain provisions that afford the holders of the Senior Debt Securities or Subordinated Debt Securities protection in the event of a highly leveraged transaction involving the Company or other similar transaction that may adversely affect such holders.

GUARANTEE OF DEBT SECURITIES

     The Indentures provide that AAG will fully and unconditionally guarantee the due and punctual payment of the principal and interest on the Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. Since AAG is a holding company, the right of AAG and, hence, the right of creditors of AAG (including the holders of the Debt Securities) to participate in any distribution of the assets of any subsidiaries of AAG, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors of its subsidiaries, except to the extent that claims of AAG itself as a creditor of a subsidiary may be recognized.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of a series will be issuable only in fully registered form. Unless otherwise provided in an applicable Prospectus Supplement with respect to a series of Debt Securities, Debt Securities will be issued only in denominations of $1,000 or any integral multiple thereof.

     Debt Securities may be presented for exchange or for registration of transfer (with the form of transfer duly executed) at the office of a transfer agent designated by the Company for such purpose with respect to any series of Debt Securities. If a Prospectus Supplement refers to any transfer agent initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts.

     The Company is not required to issue, register the transfer of, or exchange Debt Securities of any series for the 15-day period prior to the mailing of a notice of redemption and, with respect to any Debt Securities called for redemption in whole or in part (except for the unredeemed portion of any Debt Securities being redeemed in part), following such mailing.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest, if any, on Debt Securities will be made (i) by check mailed or delivered to the address of the Person entitled thereto as such address shall appear in the Debt Security Register or
(ii) by wire transfer to an account (with a bank located inside the United States) designated by the Person entitled thereto. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on any Debt Security will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest payment.

     All moneys paid by the Company to the Trustee or a Paying Agent for the payment of principal of (and premium, if any) and interest, if any, on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable may be repaid to the Company and the holder of such Debt Security will thereafter look only to the Company for payment thereof.

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

     Under the Indentures, the Company may not consolidate with or merge into any other entity or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any entity, unless:
(1) either (a) the Company shall be the continuing corporation or (b) the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the entity that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the properties and assets of the Company as an entirety shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the Debt Securities and the performance and observance of every covenant of the Indentures on the part of the Company to be performed or observed; (2) immediately thereafter, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; and (3) certain other conditions, if any, are met, as are described in the Prospectus Supplement relating to the Debt Securities being offered thereby.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor entity formed or remaining would be substituted for the Company and the Company would be discharged from all obligations and covenants under the Indentures and the Debt Securities.

EVENTS OF DEFAULT

     Unless otherwise set forth in the applicable Prospectus Supplement and Supplemental Indenture, the following events will constitute "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of any installment of interest on any Debt Securities in such series for 30 consecutive days after becoming due; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Securities in such series when due; (iii) default in the performance of any other covenant or warranty applicable to such series contained in the Debt Securities or the Indenture for a period of 60 days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of such series of Debt Securities then Outstanding; (iv) default shall have occurred under another series of Debt Securities or any agreements, indentures or instruments under which the Company then has outstanding Indebtedness in excess of $10 million in the aggregate and, if not already matured in accordance with its terms, such Indebtedness shall have been accelerated and such acceleration shall not have been rescinded or annulled within ten days after notice thereof shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of such series of Debt Securities then Outstanding, provided, that if, prior to the entry of judgment in favor of a Trustee, such default under the applicable Indenture or instrument shall be remedied or cured by the Company, or waived by the holders of such Indebtedness, then the Event of Default under such Senior Indenture shall be deemed likewise to have been remedied, cured or waived and provided, further, that if such default results from an action of the United States government or a foreign government which prevents the Company from performing its obligations under such agreement, indenture or instrument, the occurrence of such default will not be an Event of Default under Indenture; (v) one or more judgments, orders or decrees for the payment of money in excess of $10 million, either individually or in the aggregate, shall be entered against the Company and shall not be discharged, there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect and there shall have been given written notice of the default to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of such series of Debt Securities then Outstanding; or (vi) certain events of bankruptcy, insolvency or reorganization with respect to the Company shall have occurred. If an Event of Default shall occur and be continuing with respect to a series of Debt Securities, either the applicable Trustee or the holders of at least 25% in principal amount of the Outstanding Debt Securities of such series may declare the entire principal amount of all the Debt Securities of such series to be immediately due and payable.

     Under the Indentures, the Company is required to furnish the Trustees annually a statement by certain officers of the Company to the effect that to the best of its knowledge the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

     The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to a particular series of Debt Securities (unless such default has been cured or waived), give the holders of the Debt Securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest, if any, on any of the Debt Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the Debt Securities of such series.

     The holders of a majority in principal amount of a particular series of Debt Securities Outstanding have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to such series or exercising any trust or power conferred on the Trustee, and to waive certain defaults. The Indentures provide that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

SATISFACTION AND DISCHARGE

     Except as may otherwise be set forth in the Prospectus Supplement relating to a series of Debt Securities, the Indenture provides that the Company shall be deemed to have satisfied and discharged its obligations under the Debt Securities of such series (with certain exceptions) at any time prior to the Stated Maturity or redemption thereof when (a) the Company has deposited with the Trustee, in trust, sufficient funds to pay the principal of (and premium, if any) and interest, if any, to Stated Maturity (or to Redemption Date) on, the Debt Securities of such series, (b) the Company has paid all other sums payable with respect to the Debt Securities of such series and (c) certain other conditions are met. Upon such discharge, the holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for certain rights, including registration of transfer and exchange of the Debt Securities of such series and replacement of mutilated, destroyed, lost or stolen Debt Securities, and shall look only to such deposited funds.

     Such discharge may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of discharge. Prospective investors are urged to consult their own tax advisors as to the specific consequences of discharge.

MODIFICATION AND WAIVER

     Certain modifications and amendments (which, generally, either benefit or do not affect the holders of Outstanding Debt Securities) of the Indenture may be made by the Company and the Trustee without the consent of holders of the Debt Securities. Other modifications and amendments of each Indenture require the consent of the holders of more than 50% in principal amount of the Outstanding applicable Debt Securities of each series issued under the Indenture affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest, if any, on any Debt Security, (b) reduce the principal amount of (or premium, if any) or interest, if any, on any Debt Security, (c) reduce the amount of principal of a Debt Security payable upon acceleration of the Maturity thereof, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) or (e) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the holders of which is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults.

     The holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture. The holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of that series affected.

PROVISIONS APPLICABLE TO THE SUBORDINATED DEBT SECURITIES

     The Subordinated Indenture will provide that the Subordinated Debt Securities are subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness of the Company whether now existing or hereafter incurred. In the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness of the Company, or in the event that the maturity of any Senior Indebtedness of the Company has been accelerated because of a default, then in either case, no payment will be made by the Company with respect to the principal (including redemption payments) of or interest on the Subordinated Debt Securities. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of the Company (including interest after the commencement of any bankruptcy, insolvency, receivership or other proceedings at the rate specified in the applicable Senior Indebtedness, whether or not such interest is an allowable claim in any such proceeding) must be paid in full before the holders of Subordinated Debt Securities are entitled to receive or retain any payment. In the event that the Subordinated Debt Securities are declared due and payable before the Maturity Date, then all amounts due or to become due on all Senior Indebtedness shall have been paid in full (including interest after the commencement of any bankruptcy, insolvency, receivership or other proceedings at the rate specified in the applicable Senior Indebtedness, whether or not such interest is an allowable claim in any such proceeding) before holders of the Subordinated Debt Securities are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full.

     The term "Senior Indebtedness" means, with respect to the Company or Guarantor, (i) the principal, premium, if any, and interest in respect of (A) Indebtedness of such obligor for money borrowed and (B) Indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor; (ii) all capital lease obligations of such obligor; (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;
(v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor); except in each case for (1) any such Indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debt Securities, and
(2) any Indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company or the Guarantor that is a financing entity for such obligor (a "financing entity") in connection with the issuance by such financing entity of securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company.

                              PLAN OF DISTRIBUTION

     The Company may offer and sell Debt Securities in any of the following ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers or (v) through a combination of any such methods. The Prospectus Supplement with respect to an offering of Debt Securities will set forth the terms of such offering, including, to the extent applicable, the name or names of any underwriters (and any managing underwriters), the names of any dealers or agents, the sales price of the Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges or interdealer quotation system on which such Debt Securities are expected to be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Debt Securities may be offered and sold, and offers to purchase such securities may be solicited, by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and the terms of such agency (including any commissions payable by the Company to such agent) will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If underwriters are utilized in the sale of Debt Securities, the Company will execute an underwriting agreement with such underwriters at the time an agreement for such sale is reached, and the names of the managing underwriter or managing underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of such Debt Securities. If underwriters are used in the sale, such underwriters will acquire Debt Securities for their own account and may resell such Debt Securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by underwriters without a syndicate. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby. If any underwriters are utilized in the sale of the Debt Securities, unless otherwise set forth in the Prospectus Supplement relating thereto, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such Debt Securities, if any are purchased.

     If a dealer is utilized in the sale of the Debt Securities, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Agents, underwriters and dealers may be entitled under agreements that may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company and affiliates of the Company. Any agents, dealers or underwriters participating in the offering of Debt Securities may be deemed "underwriters" within the meaning of the Securities Act, of the Debt Securities so offered.

     Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

     Each series of Debt Securities will be a new issue of securities and may have no established trading market. Agents and underwriters may from time to time purchase and sell Debt Securities in the secondary market or may make a market in the Debt Securities, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the Debt Securities or liquidity in the secondary market if one develops.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on a specified date in the future. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters, dealers or agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company. The Contracts will be subject to the conditions set forth in the applicable Prospectus Supplement.

     As one of the means of direct issuances of Debt Securities, the Company may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the Debt Securities among potential purchasers who are eligible to participate in the auction or offering of such Debt Securities, if so described in the applicable Prospectus Supplement.

     The anticipated place and time of delivery for the Debt Securities will be set forth in the applicable Prospectus Supplement.

                                 LEGAL MATTERS

     The validity of the Debt Securities offered hereby will be passed upon for the Company by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio. Attorneys in Keating, Muething & Klekamp hold certain securities of the Company.

                                    EXPERTS

     The consolidated financial statements of AAG appearing in AAG's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                         PAGE
Prospectus Supplement Summary.......      S-2
American Annuity Group, Inc.........      S-2
AAG Holding Company, Inc............      S-2
The Offering........................      S-3
Summary Historical Financial
  Information.......................      S-4
Capitalization......................      S-5
Use of Proceeds.....................      S-5
Description of Notes................      S-5
Underwriting........................      S-8

             PROSPECTUS
Available Information...............        2
Incorporation of Certain Documents
  by Reference......................        3
Prospectus Summary..................        4
American Annuity Group, Inc.........        4
AAG Holding Company, Inc............        4
Use of Proceeds.....................        4
Ratio of Earnings to Fixed
  Charges...........................        5
Description of Debt Securities......        5
Plan of Distribution................       10
Legal Matters.......................       12
Experts.............................       12

======================================================
======================================================

                                  $100,000,000

                                  AAG HOLDING
                                 COMPANY, INC.

                          6 7/8% SENIOR NOTES DUE 2008

                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                AMERICAN ANNUITY
                                  GROUP, INC.
                   ------------------------------------------
                             PROSPECTUS SUPPLEMENT
                   ------------------------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                            BEAR, STEARNS & CO. INC.
                                  May 27, 1998

======================================================